Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-44516, 33-46026, 33-62226, 33-88598,
333-2751, 333-29981, 333-52547 and 333-75065) and Form S-3 (File Nos. 33-62224,
333-2323, 333-19815 and 333-23423) of Emisphere Technologies, Inc., of our report dated September 10, 1999 relating to our audits of the financial statements of Ebbisham Limited as of July 31, 1998, and for each of the periods from September 26, 1996 (inception) to July 31, 1997, the year ended July 31, 1998, the period from August 1, 1998 to July 2, 1999 and for the cumulative period from September 26, 1996 (inception) to July 2, 1999, which appears in this Form 10-K/A.


                                               /S/ PRICEWATERHOUSECOOPERS LLP
                                               ------------------------------
New York, New York
December 3, 1999